Exhibit 99.1

Contact:	Digital Angel Allison Tomek (561) 805-8044 atomek@adsx.com
DIGITAL ANGEL CORPORATION ANNOUNCES 2007 SECOND QUARTER
FINANCIAL RESULTS
COMPANY REPORTS RECORD REVENUE OF $19.5 MILLION, UP 57% FROM THE 2006 SECOND QUARTER
COMPANY APPOINTS CURRENT BOARD MEMBER BARRY M. EDELSTEIN INTERIM CHIEF EXECUTIVE OFFICER
SO. ST. PAUL, MN (August 9, 2007) — Digital Angel Corporation (Amex: DOC), an advanced technology company in the field of rapid and accurate identification, location tracking and condition monitoring of high-value assets, today announced financial results for its second quarter ended June 30, 2007.
Revenue for the second quarter of 2007 was $19.5 million, a 57.3% increase, and net loss was $2.7 million, or $0.06 loss per share, compared to revenue of $12.4 million and a net loss of $2.1 million, or $0.05 loss per share, in the second quarter of 2006. In the second quarter of 2007, net loss from continuing operations was $2.4 million, or $0.05 loss per share, compared to net loss from continuing operations of $1.6 million, or $0.04 loss per share in the second quarter of 2006.
The Company also announced it has appointed current Board member Barry M. Edelstein its interim Chief Executive Officer while it conducts a comprehensive search for a new CEO. Edelstein will manage all aspects of Digital Angel’s operations including controlling costs and bringing the Company to profitability. Edelstein will be responsible for maximizing Digital Angel’s leadership role in RFID technologies for animal applications including livestock and pets, leveraging its leading position in the military and commercial search and rescue beacon markets, and capitalizing on McMurdo’s leading position in the emergency position-indicating rescue beacon (EPIRB) market. Edelstein succeeds Kevin McGrath, who will transition out of the Company over the next 30 days. Mr. McGrath and the Board of Directors have determined that new leadership is in the best interests of the Company.
Edelstein has been a board member of Digital Angel since June 2005, and is President and Chief Executive Officer of ScentSational Technologies, Inc. He brings significant experience to the Company in operations management and sales and marketing. From 2000 to 2002, Mr. Edelstein was Vice President, Sales and Sales Operations for Comcast Business Communications Inc. where he managed the integration of Comcast Telecommunications Inc. with two other subsidiaries and led a team that oversaw the sales, marketing, customer care, billing operations and supplier management function of the company. From 1997 to 2000, he was Vice President, Sales and Marketing for Comcast Telecommunications Inc., a provider of long distance, internet and private network services in the mid-Atlantic region of the U.S. From 1992 to 1997, he was President and Co-Founding Principal of GlobalCom Telecommunications, a regional reseller of long distance, private network and internet services which was sold to Comcast in June 1997. Prior to that, he was an associate at Rubin, Shapiro & Wiese, a Philadelphia law firm specializing in real estate and corporate commercial litigation. Mr. Edelstein has a bachelor’s degree in business administration from Drexel University and received his law degree from Widener University School of Law, Wilmington, Delaware.

Scott R. Silverman, Chairman of Digital Angel’s Board of Directors, commented, “We want to thank Kevin McGrath for his years of service to the Company. The second quarter revenue performance shows substantial growth spurred, in part, by our acquisition of McMurdo in the second quarter. We as a Board are satisfied with the top-line growth but are dissatisfied with the bottom-line performance and are clearly dissatisfied with the stock price. After much discussion with Kevin, we have all decided to initiate a search for a new CEO of Digital Angel. In the interim, Barry is intimately familiar with all aspects of Digital Angel’s operations and finances, and the Board of Directors and I are extremely comfortable with Barry taking the helm. We expect to be in a position to announce a new CEO by the end of the year. We wish Kevin well in his future endeavors and we sincerely thank him for his efforts and devotion to the Company.”
Edelstein commented, “I am excited to take this Company to new heights and believe it has a very strong future. I am pleased with our continued top-line growth and the sharpened focus on improving the bottom line. We have made significant progress in this area and believe that we will see substantial improvement at the bottom line as early as next quarter. We continue to move forward with the U.S. Air Force and expect to announce additional SARBE contracts in the second half of the year. Furthermore, the performance of McMurdo, which we acquired in April, has exceeded our expectations.”
The highlights for the 2007 second quarter included:
•	The Company completed its acquisition of certain assets and customer contracts of McMurdo Ltd., the U.K.’s premier manufacturer of emergency location beacons, from Chemring Group Plc.
•	The Company was awarded a $1.7 million order by the Royal Air Force of Oman to provide SARBE G2R Combat Recovery Radios to Omani Jet Fighter Pilots.
•	The Company entered into a distribution agreement with Milburn Equine, the leading equine veterinary distributor in the United States, for its identification and Bio-Thermo temperature-sensing microchips.
•	The Company signed a contract to supply search and rescue beacon equipment to the Dubai Air Wing, and sold and delivered search and rescue beacons to the UK Ministry of Defence Strike Command.
•	The Company received an order to supply the Department of Veterinary Services in Serbia with 200,000 pet identification microchips.
•	Subsequent to the 2007 second quarter, on July 2, 2007, the Company completed its previously announced sale of its wholly-owned subsidiary OuterLink to Newcomb Communications, Inc. Outerlink provides satellite-based mobile asset tracking and data messaging systems used to manage the deployment of aircraft and land vehicles.
Results Conference Call
Applied Digital and Digital Angel will host a joint conference call today for investors, analysts, business and trade media, and other interested parties at 8:30 a.m. EDT. Interested participants should call (866) 323-2725 within the United States or (706) 643-1836 internationally. Please use passcode 11949742. Alternatively, an audio-only, simultaneous Web cast of the live conference call can be accessed through Digital Angel’s Web site at www.digitalangelcorp.com. For persons unable to participate in either the conference call or the Web cast, a digitized replay will be available from August 9 at approximately 10:00 a.m. EDT to September 9 at 11.59 p.m. EDT. For the replay, dial (800) 642-1687 (USA) or (706) 645-9291 (international), using access code 11949742.

Alternatively, a Web cast replay can be accessed through Digital Angel’s Web site at www.digitalangelcorp.com.
About Digital Angel Corporation
Digital Angel Corporation (www.DigitalAngelCorp.com) develops and deploys sensor and communications technologies that enable rapid and accurate identification, location tracking, and condition monitoring of high-value assets. Applications for the Company’s products include identification and monitoring of humans, pets, fish, poultry and livestock through its patented implantable microchips; location tracking and message monitoring of vehicles and aircraft in remote locations through systems that integrate GPS and geosynchronous satellite communications; and monitoring of asset conditions such as temperature and movement, through advanced miniature sensors. Digital Angel Corporation is majority-owned by Applied Digital Solutions, Inc. (NASDAQ:ADSX), which also owns a majority position in VeriChip Corporation (NASDAQ: CHIP).
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements concern expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Specifically, this press release contains forward-looking statements including, but not limited to: our expectation that we will be in a position to announce a new CEO by the end of the year; our belief that we will see substantial improvement at the bottom line as early as next quarter; our expectation that we will announce additional SARBE contracts in the second half of the year and our expectations regarding the future of our business. These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, our ability to successfully locate and hire a new CEO, our ability to integrate the assets acquired in the McMurdo acquisition and realize the anticipated savings; our ability to enter into additional SARBE contracts and realize expected growth in the Animal Applications business; our ability to implement our business plan; and our ability to meet our cash obligations. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.
TABLES FOLLOW

DIGITAL ANGEL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands, except par value)

	June 30,	December 31,
	2007	2006
	(unaudited)
Assets
Current assets
Cash	$1,004	$1,521
Restricted cash	127	81
Accounts receivable, net of allowance for doubtful accounts of $183 and $203 at June 30, 2007 and December 31, 2006, respectively	10,816	9,609
Accounts receivable from VeriChip Corporation	35	425
Inventories	13,294	9,897
Other current assets	2,076	2,016
Current assets from discontinued operations	3,069	2,335

Total current assets	30,421	25,884

Property and equipment, net	11,040	9,985
Goodwill	53,276	51,244
Other intangible assets, net	1,589	1,633
Other assets from discontinued operations	1,040	531
Other assets, net	615	619

Total Assets	$97,981	$89,896

Liabilities and Stockholders’ Equity
Current liabilities
Line of credit and current maturities of long-term debt	$9,294	$4,127
Accounts payable	11,666	6,024
Due to Applied Digital Solutions, Inc.	67	11
Accrued expenses and other current liabilities	3,609	2,793
Current liabilities from discontinued operations	2,266	2,448

Total current liabilities	26,902	15,403

Long-term debt	3,790	4,036

Other long term liabilities
Derivative warrant liability	958	—
Other long term liabilities	373	386
Other liabilities from discontinued operations	2,585	1,060

Total other long term liabilities	3,916	1,446

Total Liabilities	34,608	20,885

Minority interest	409	465

Stockholders’ equity
Preferred stock ($1.75 par value; shares authorized, 1,000; shares issued, nil)	—	—
Common stock ($0.005 par value: shares authorized, 95,000: shares issued, 45,019 and 44,894: shares outstanding, 44,641 and 44,516)	226	226
Additional paid-in capital	215,027	214,509
Accumulated deficit	(150,962)	(144,753)
Treasury stock (carried at cost, 378 shares)	(1,580)	(1,580)
Accumulated other comprehensive income	253	144

Total Stockholders’ Equity	62,964	68,546

Total Liabilities and Stockholders’ Equity	$97,981	$89,896

DIGITAL ANGEL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006

Total net revenue	$19,533	$12,428	$34,831	$27,747

Cost of sales	11,855	7,562	21,509	16,275

Gross profit	7,678	4,866	13,322	11,472

Selling, general and administrative expenses	7,763	5,685	15,277	11,631
Research and development expenses	1,585	727	2,804	1,522

Operating loss	(1,670)	(1,546)	(4,759)	(1,681)

Interest income	8	81	46	174
Interest expense	(674)	(110)	(998)	(206)
Change in derivative warranty liability	(105)	—	296	—
Other income	30	27	62	45

Loss from continuing operations before income taxes and minority interest	(2,411)	(1,548)	(5,353)	(1,668)

Income tax (provision) benefit	(13)	(11)	(38)	72
Minority interest share of loss (income)	10	(19)	15	(58)

Net loss from continuing operations	(2,414)	(1,578)	(5,376)	(1,654)

Loss from discontinued operations	(313)	(546)	(833)	(1,056)

Net loss	$(2,727)	$(2,124)	$(6,209)	$(2,710)

Earnings per common share — basic and diluted
Loss from continuing operations	$(0.05)	$(0.04)	$(0.12)	$(0.04)
Loss from discontinued operations	(0.01)	(0.01)	(0.02)	(0.02)

Net loss	$(0.06)	$(0.05)	$(0.14)	$(0.06)

Weighted average common shares outstanding — basic and diluted	44,562	44,286	44,539	44,097

DIGITAL ANGEL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	For the Six Months
	Ended June 30,
	2007	2006
Cash Flows From Operating Activities
Net loss	$(6,209)	$(2,710)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Equity-based compensation	518	288
Depreciation and amortization	1,150	925
Amortization of debt discount and financing costs	339	—
Reduction in derivative warrant liability	(296)	—
Minority interest	(15)	58
Loss on disposal of equipment	8	4
Loss from discontinued operations	833	1,056
Change in assets and liabilities:
(Increase) decrease in restricted cash	(46)	195
(Increase) decrease in accounts receivable	(1,073)	3,383
Decrease (increase) in accounts receivable from VeriChip Corporation	391	(45)
Increase in inventories	(1,074)	(1,662)
Increase in other current assets	(78)	(390)
Decrease in deferred tax liability	(12)	(132)
Increase (decrease) in accounts payable and accrued expenses	6,265	(2,905)
Net cash (used in) provided by discontinued operations	(295)	160

Net Cash Provided by (Used in) Operating Activities	406	(1,775)

Cash Flows From Investing Activities
Decrease in other assets	66	214
Payments for property and equipment	(886)	(672)
Net cash paid for acquisition	(4,215)	(1,000)
Net cash used in discontinued operations	(438)	(175)

Net Cash Used in Investing Activities	(5,473)	(1,633)

Cash Flows From Financing Activities
Borrowings on line of credit	2,458	2,427
Payments on line of credit	(2,413)	(2,004)
Borrowings on debt	6,000	—
Payments on notes payable and long-term debt	(764)	(355)
Exercise of stock options and warrants	—	563
Payments of dividends to minority shareholder in subsidiary	(53)	(140)
Payments for financing costs	(686)	—

Net Cash Provided by Financing Activities	4,542	491

Effect of Exchange Rate Changes on Cash	8	27

Net Decrease In Cash	(517)	(2,890)

Cash — Beginning of Period	1,521	9,949

Cash — End of Period	$1,004	$7,059

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